Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
The Board of Directors
Anadarko Petroleum Corporation:
We consent to the incorporation by reference of our review letter dated January 27, 2006, relating to our review of the procedures and methods used by Anadarko Petroleum Corporation and its subsidiaries (collectively “Anadarko”) in preparing its estimates of proved reserves and future revenue for certain oil and gas properties, as of December 31, 2005 originally filed as an exhibit to Anadarko’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about March 3, 2006 into the following:
(a)	This Current Report on Form 8-K dated September 6, 2006;

(b)	Forms S-8 and S-3, Anadarko Employee Savings Plan (No. 33-8643);

(c)	Forms S-8 and S-3, Anadarko Petroleum Corporation 1988 Stock Option Plan for Non-Employee Directors (No. 33-30384);

(d)	Form S-8, Anadarko Petroleum Corporation 1993 Stock Incentive Plan (No. 33-54485);

(e)	Form S-3, Anadarko Petroleum Corporation Dividend Reinvestment and Stock Purchase Plan (No. 333-65915, No. 333-88147 and No. 333-103102);

(f)	Form S-8, Anadarko Petroleum Corporation 1998 Director Stock Incentive Plan (No. 333-78301);

(g)	Form S-8, Anadarko Petroleum Corporation 1999 Stock Incentive Plan (No. 333-78303 and No. 333-65420);

(h)	Form S-8, Anadarko Petroleum Corporation Amended and Restated 1999 Stock Incentive Plan (No. 333-126520);

(i)	Form S-3, Anadarko Petroleum Corporation Registration Statement for $1 billion of Debt Securities, Preferred Stock, Depository Shares, Common Stock, Warrants, Purchase Contracts and Purchase Units (No. 333-86356);

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ DANNY D. SIMMONS
Danny D. Simmons, P.E.
Executive Vice President

Houston, Texas
September 6, 2006